UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2025

PACS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42011	92-3144268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
262 N. University Ave.
Farmington, Utah 84025
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 447-9829

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PACS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Derick Apt as Chief Financial Officer
On September 2, 2025, Derick Apt resigned from his role as Chief Financial Officer of PACS Group, Inc. (the “Company”). In mid-July 2025, while its previously disclosed investigation was ongoing, the Audit Committee of the Company’s board of directors became aware of allegations that Mr. Apt had accepted a series of high-value items from individuals associated with a group of related entities with which the Company does business. The Audit Committee immediately began investigating those allegations. Based upon the results of that work, the Audit Committee made interim findings that Mr. Apt’s receipt of these items of value violated company policies, including the Company’s Code of Conduct. Thereafter, the Board asked for, and Mr. Apt offered, his resignation.
In connection with Mr. Apt’s resignation, the Company and Mr. Apt entered into a separation agreement pursuant to which Mr. Apt signed a general release of all claims in favor of the Company and its affiliates, and reaffirmed his obligation to continued compliance with certain restrictive covenants, including non-solicitation, non-disparagement and confidential information covenants. In exchange for his timely execution and non-revocation of the general release, the Company has agreed to accelerate the vesting of 82,116 restricted stock units; Mr. Apt forfeited the remainder of his restricted stock units that have not yet vested. The Company also agreed to waive Mr. Apt’s obligation to comply with a one-year post-termination non-competition covenant in favor of the Company.
The Company has commenced a search for a permanent Chief Financial Officer. The Company has also engaged or retained additional individuals to further augment its existing finance and accounting resources.
Appointment of Mark Hancock as interim Chief Financial Officer
In light of Mr. Apt’s resignation, on September 3, 2025, the Company appointed Mark Hancock, who previously served as the Company’s Chief Financial Officer from January 2013 until his appointment as Executive Vice Chairman on January 1, 2024, as interim Chief Financial Officer. As interim Chief Financial Officer, Mr. Hancock will serve as the Company’s principal financial officer. Mr. Hancock will also continue in his role as a director and Executive Vice Chairman of the Company’s board of directors.
Mr. Hancock, 50, is a co-founder of the Company. He has served as the Company’s Executive Vice Chairman since January 2024 and as a member of the Company’s board of directors since January 2013. Mr. Hancock also served as the Company’s Chief Financial Officer and Secretary from January 2013 to January 2024. Prior to co-founding the Company, Mr. Hancock was Vice President of Finance and Treasurer of Farm Credit Mid-America, a financial services provider, from 2010 to 2013, and served as a nursing home administrator at a facility affiliated with Plum Healthcare Group, a skilled nursing facility operator, from 2009 to 2010. From 2007 to 2009, Mr. Hancock was the Director of Corporate Finance for Steel Technologies Inc., a publicly traded steel processor, and served as a Finance Manager for Ford Motor Company, a publicly traded multinational automobile manufacturer, from 2000 to 2007. Mr. Hancock received a B.S. in Civil Engineering and a Master of Business Administration with a focus in Finance from Brigham Young University.
There is no arrangement or understanding between Mr. Hancock and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Hancock and any of the Company’s directors or executive officers. Other than as disclosed in the registration statement on Form S-1 (Registration No. 333-281904), initially filed with the Securities and Exchange Commission on September 3, 2024, there are no transactions to which the Company is a party and in which Mr. Hancock has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACS GROUP, INC.

Date: September 8, 2025	By:	/s/ Jason Murray
Jason Murray
Chief Executive Officer